Exhibit 11

ALLTEL CORPORATION

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Millions, except per share amounts)

	For the years ended December 31,
	2002	2001	2000	1999	1998

Net income applicable to common shares before cumulative effect of accounting change	$924.2	$1,047.4	$1,965.3	$782.7	$601.9
Adjustments for convertible securities:
Preferred stocks	0.1	0.1	0.1	0.2	0.2
Net Income apllicable to common shares before cumulative effect of accounting change, assuming conversion of above securities	$924.3	$1,047.5	$1,965.4	$782.9	$602.1

Weighted average common shares outstanding for the year	311.0	311.4	314.4	312.8	305.3
Increase in shares that would result from:
Exercise of stock options	1.0	1.8	2.4	3.6	2.6
Conversion of preferred stocks	0.3	0.3	0.4	0.4	0.5
Weighted average common shares outstanding, assuming conversion of above securities	312.3	313.5	317.2	316.8	308.4

Earnings per share of common stock before cumulative effect of accounting change:

Basic	$2.97	$3.36	$6.25	$2.50	$1.97
Diluted	$2.96	$3.34	$6.20	$2.47	$1.95